EXHIBIT 4.1
INVESTOR RIGHTS AGREEMENT
     This Investor Rights Agreement (the “Agreement”) is made as of the 19th day of June, 2007 (the “Effective Date”), by and among Xata Corporation, a Minnesota corporation with its principal place of business at 151 E. Cliff Road, Suite 10, Burnsville, MN 55337 (the “Company”) and each of those persons and entities, severally and not jointly, listed on the Schedule of Investors attached as Exhibit A hereto (each, an “Investor” and collectively, the “Investors”).
     Reference is made to the Common Stock Warrant and Series D Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the Investors (the “Series D Purchase Agreement”).
AGREEMENT
     In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and each Investor (severally and not jointly) hereby agree as follows:
SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Series D Purchase Agreement shall have the meanings given such terms in the Series D Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Investor Shares” means the aggregate number of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Common Stock of the Company held by the Investors or their affiliates (calculated on an as-converted to Common Stock basis).
“Series B Purchase Agreement” means the Common Stock Warrant and Series B Preferred Stock Purchase Agreement, dated December 6, 2003, by and among the Company and the Investors.
“Series C Purchase Agreement” means the Common Stock Warrant and Series C Preferred Stock Purchase Agreement, dated September 7, 2005, by and among the Company and the Investors.
“Trident Capital” means Trident Capital, Inc.
SECTION 2. Right of First Refusal
     2.1 Subsequent Offerings. Each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 2.4 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of

Common Stock issuable upon conversion of the Preferred Stock or exercise of any outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.
     2.2 Exercise of Rights. If the Company proposes to issue any Equity Securities in a public offering or a private placement, the Company shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have 20 days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Such exercise of rights may be made contingent upon a minimum number of shares being purchased in such transaction.
     2.3 Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 2 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 9.7 of the Series D Purchase Agreement.
     2.4 Excluded Securities. The rights of first refusal established by this Section 2 shall have no application to any of the following Equity Securities:
          (a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or to be issued after the date of execution of this Agreement to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;
          (b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement;
          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;
          (d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company; and
          (e) any Equity Securities issued by the Company pursuant to the terms of the Series D Purchase Agreement.

     2.5 Termination of Rights of First Refusal. The rights of first refusal of the Investors under this Section 2 shall terminate on the date the Investor Shares are less than 25% of the Investor Shares as of immediately following the Closing.
SECTION 3. Special Voting Rights
     3.1 Special Voting Rights. For so long as the Investor Shares are equal to or greater than 30% of the Investor Shares as of immediately following the Closing, the Company shall not, without first obtaining the approval of holders of a majority in interest of the Investor Shares:
          (a) enter into a transaction with an affiliated or interested party except upon terms not less favorable to the Company than it could obtain in a comparable arm’s length transaction with an unaffiliated or disinterested third party;
          (b) create (by new authorization, reclassification, recapitalization, designation or otherwise) or issue any class or series of stock or any other securities convertible into equity securities of the Company having any right, preference or privilege senior to or on parity with the Series B Preferred Stock with respect to voting, dividends, redemption or liquidation preference;
          (c) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (whether by merger, recapitalization or otherwise) so as to affect adversely such shares, or increase the authorized number of shares of any such series of Preferred Stock;
          (d) enter into any bankruptcy filing, liquidation, assignment for the benefit of creditors or similar event of the Company or any significant subsidiary;
          (e) make any redemption, repurchase, payment or declaration of any dividend or distribution on any shares of capital stock of the Company other than the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; or
          (f) issue or sell, or be deemed to have issued or sold, Common Stock for an Effective Price (as defined below) less than the then-current Fair Market Value (as defined below) of the Company’s Common Stock.
               (i) For the purposes of this section (f), the “Fair Market Value” of the Company’s Common Stock shall mean:
                         (A) If the Company’s Common Stock is traded on a securities exchange (which shall include the Nasdaq Stock Market), the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the 30 day period ending on the date prior to the closing of the sale and issuance of the shares of Common Stock;
                         (B) If Corporation’s Common Stock is traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30 day period ending on the date prior to the closing of the sale and issuance of the Equity Securities; and
                         (C) If there is no public market for the Company’s Common Stock, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.
               (ii) For the purposes of this section (f), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Common Stock or Convertible Securities and if the Effective Price (as defined below) of such shares of Common Stock is less than the then-current Fair Market Value, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities.
               (iii) For the purposes of this paragraph (f) the “Effective Price” of the Common Stock shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this paragraph (f), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this section, for such shares of Common Stock. In the event that the number of shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such shares of Common Stock shall be deemed to have an Effective Price below the then-current Fair Market Value. The “Aggregate Consideration” received by the Company for any issue or sale of securities shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such shares of Common Stock, Convertible Securities or rights or options.
               (iv) The provisions of section (f) shall not apply to issuances of:
                         (A) shares of Common Stock issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or exercise of the warrants issued in connection with the original issuance of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock;

                         (B) shares of Common Stock or Convertible Securities issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board provided that, (i) such options were granted with an exercise price equal to or greater than the then-current fair market value (as “fair market value” is defined in the relevant plan) or (ii) such shares were issued pursuant to a IRC 423 plan with an exercise price equal to or greater than 85% of the then-current fair market value (as such “fair market value” is defined in the relevant plan);
                         (C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the date of filing of the Certificate of Designation for the Series D Preferred Stock (including without limitation the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock); and
                         (D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board.
SECTION 4. Company Covenants
     4.1 Termination and Election of President or Chief Executive Officer. Prior to any termination of the employment of the Company’s President and/or Chief Executive Officer or any selection of a new President and/or Chief Executive Officer, the Company agrees to consult, in good faith, with Trident Capital on matters relating to such termination or the selection of the Company’s next President and/or Chief Executive Officer.
     4.2 Director and Officer Insurance. The Company shall maintain in full force and effect director and officer liability insurance in the amount of $5,000,000, or such other amount as the Board of Directors determines to be appropriate in light of relevant facts and circumstances, provided however, that, for so long as the Investor Shares are equal to or greater than 25% of the Investor Shares as of immediately following the Closing, the amount of such insurance coverage shall not be changed to an amount less than $3,000,000 unless Trident Capital approves such change. For so long as the Investor Shares are equal to or greater than 25% of the Investor Shares as of immediately following the Closing, the Company shall notify Trident Capital at least 30 days in advance of any termination of such insurance coverage.
SECTION 5. Information Rights
     5.1 Basic Financial Information and Reporting. For so long as the Investor Shares are equal to or greater than 25% of the Investor Shares as of immediately following the Closing:
          (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, the Company will furnish to Trident Capital a copy of its Annual Report on Form 10-K, or if such report is not available, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.
          (b) The Company will furnish to Trident Capital, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a copy of its Quarterly Report on Form 10-Q, or if such report is not available, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
          (c) The Company will furnish to Trident Capital: (i) at least 30 days prior to the beginning of each fiscal year an annual budget, business plans for such fiscal year (and as soon as available, any subsequent updates thereto in the event of any material changes to such budget, business plan or financial forecast); and (ii) as soon as practicable after the end of each month, and in any event within 30 days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
     5.2 Inspection Rights. For so long as the Investor Shares are equal to or greater than 25% of the Investor Shares as of immediately following the Closing, Trident Capital shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.
SECTION 6. Amendments to Series B and Series C Purchase Agreements
     6.1 Each of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 11.1, 12.1, 12.2, 12.3, 12.4, 13.1, and 13.2 of the Series B Purchase Agreement is hereby amended and restated in its entirety to read as follows: “Intentionally Omitted.”
     6.2 Each of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 11.1, 12.1, 12.2, 12.3, 12.4, 13.1, and 13.2 of the Series C Purchase Agreement is hereby amended and restated in its entirety to read as follows: “Intentionally Omitted.”
SECTION 7. Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt of: (a) personal delivery to the party to be notified, (b) one business day after the date of confirmed transmission by facsimile, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, specifying next day delivery, freight prepaid, with written notification of receipt, and addressed as follows:
          (a) if to the Company, to:
  XATA Corporation
  151 E. Cliff Road, Suite 10
  Burnsville, MN 55337
  Attention: Chief Financial Officer
  Facsimile: (952) 894-2463
  Email: mark.ties@xata.com
with a copy to:
  Faegre & Benson LLP
  2200 Wells Fargo Center
  Minneapolis, MN 55402
  Attention: Michael Coddington
  Facsimile: (612) 766-1600
  Email: mcoddington@faegre.com
or to such other person at such other place as the Company shall designate to the Investors in writing; and
          (b) if to Trident Capital, to:
  Trident Capital, Inc.
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94304
  Attn: Howard S. Zeprun
     Chief Administrative Officer and General Counsel
with a copy to:
  Mark Tanoury, Esq.
  Cooley Godward Kronish LLP
  Five Palo Alto Square
  3000 El Camino Real
  Palo Alto, CA 94306-2155
          (c) if to the Investors, at the address as set forth below each Investor’s name on the Schedule of Investors, or at such other address or addresses as may have been furnished to the Company in writing, with a copy to:
  Mark Tanoury, Esq.
  Cooley Godward Kronish LLP
  Five Palo Alto Square
  3000 El Camino Real
  Palo Alto, CA 94306-2155

SECTION 8. Miscellaneous
     8.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and holders of at least a majority of the shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by the Investors (including any shares of Common Stock issued upon conversion of such shares and then held by the Investors).
     8.2 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
     8.3 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the corporate laws of the State of Minnesota and, with respect to matters of law other than corporate law, the laws of the State of Minnesota as applied to contracts entered into and performed entirely in Minnesota by Minnesota residents, without regard to conflicts of law principles.
     8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
     8.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
     8.7 Entire Agreement. This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
     8.8 Fees and Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
[Signature page follows]

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.
COMPANY:
XATA CORPORATION

By:	/s/ Mark E. Ties
Mark E. Ties
Chief Financial Officer
INVESTORS:
Trident Capital Fund-V, L.P.
Trident Capital Fund-V Affiliates Fund, L.P.
Trident Capital Fund-V Affiliates Fund (Q), L.P.
Trident Capital Fund-V Principals Fund, L.P.
Trident Capital Parallel Fund-V, C.V.
Executed on behalf of the forgoing funds by the undersigned, as an authorized signatory of the respective general partner of each such fund:

/s/ Christopher Marshall (signature)

Christopher Marsall
(print name)
[Signature Page to Investor Rights Agreement]

EXHIBIT A
SCHEDULE OF INVESTORS
Trident Capital Fund-V, L.P.
505 Hamilton Avenue
Suite 200
Palo Alto, CA 94301
Trident Capital Fund-V Affiliates Fund, L.P.
505 Hamilton Avenue
Suite 200
Palo Alto, CA 94301
Trident Capital Fund-V Affiliates Fund (Q), L.P.
505 Hamilton Avenue
Suite 200
Palo Alto, CA 94301
Trident Capital Fund-V Principals Fund, L.P.
505 Hamilton Avenue
Suite 200
Palo Alto, CA 94301
Trident Capital Parallel Fund-V, C.V.
505 Hamilton Avenue
Suite 200
Palo Alto, CA 94301